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EX99.12 - PRESS RELEASE DATED MAY 13, 2005: SMALLCAP SENTINEL: A SMARTER STENT?
          ONE INNOVATIVE BIOTECH COMPANY'S PROPRIETARY STENT TECHNOLOGY MAY TAKE CARDIOVASCULAR THERAPIES TO NEXT GENERATION OF SAFETY AND EFFECTIVENESS


By Staff

IRVINE, Calif., May 13, 2005 (PRIMEZONE via COMTEX)

SmallCap Sentinel announced today the availability of information outlining work by a biotech company developing technology to increase the safety and effectiveness of drug-coated cardiovascular stents. The announcement, through financial courier StockUpTicks.com, comes in the wake of the publication of results of a research study in one of the nation's most respected medical journals, which examined the performance of drug-coated stents in cardiovascular disease patients. The study, recently reported in the Journal of the American Medical Association (JAMA), confirmed findings of prior research indicating that commonly used drug-coated stents cause a much higher rate of complications and death than previously thought. The report further validates the importance of research by stent technology companies toward creation of improved technology, in particular the need for stents that demonstrate improved biocompatibility.

Stents are expandable wire-mesh devices placed in clogged blood vessels to prop open the vessels to maintain healthy blood flow to the heart or elsewhere in the body. The major players in the fast-growing multi-billion-dollar worldwide marketplace for implanted, drug-coated vascular stents are Johnson & Johnson Inc. (NYSE:JNJ) and Boston Scientific Corp. (NYSE:BSX).

"The results of the study published in JAMA provide important additional data related to this important treatment for cardiovascular disease," said SmallCap Sentinel analyst D.R. Clark. "The study indicates that the most commonly used drug-coated stents cause a higher than expected rate of serious complications in patients who receive them. This further underscores the need for improved stents of precisely the sort being developed by one innovative biomedical company, MIV Therapeutics Inc. (OTCBB:MIVT). The company is using its patented technology to develop an innovative solution to eliminate the complications connected to stents that are outlined in the JAMA article, as well as other studies. The company's proprietary technology uses a unique material called Hydroxyapatite
(HAp), which has been shown to have excellent levels of biocompatibility, or friendliness to the human body. Thus, it circumvents serious problems such as inflammation and restenosis, or renarrowing of the arteries, and other complications associated with the drug-coated stents currently on the market. MIVT has developed an ultra-thin, next-generation coating derived from HAp that can coat stents, or other medical devices, to make them bio-friendly. So far, various studies -- including animal trials -- have shown the HAp coatings to have both excellent safety and functionality as a drug-delivery coating. The Company is working towards conducting human clinical trials in its strategy to deliver this new generation of smarter stents to the worldwide marketplace."

Interested parties may view information about MIVT free of charge via this direct link: http://www.trilogy-capital.com/tcp/mivt/factsheet.html.

Forward-Looking Statements
--------------------------

Statements made herein contain forward-looking statements and are subject to significant risks and uncertainties that will affect the results. SmallCap Sentinel and StockUpTicks.com are properties of Market Pathways Financial Relations Inc. (MP). MP provides no assurance as to the subject company's plans or ability to effect any proposed actions and cannot project its capabilities, intent, resources, or experience.

The information, opinions and analysis contained herein are based on sources believed to be reliable but no representation, expressed or implied, is made as to its accuracy, completeness or correctness. This report is neither a solicitation to buy nor an offer to sell securities but is rather a paid advertisement and is for information purposes only and should not be used as the basis for any investment decision. MP is not an investment advisor and this report is not investment advice. MP has been paid fifteen hundred dollars by MIV Therapeutics Corp. for preparation and distribution of this report and other advertising services. Additionally, MP and/or its affiliates, associates and employees from time to time may have either a long or short position in any securities mentioned. This constitutes a conflict of interest as to MP's ability to remain objective in its communication regarding the subject companies.


SOURCE: SmallCap Sentinel

K. R. Divich, Editor
Market Pathways and StockUpTicks
702-396-1000